FORM OF EMPLOYMENT AGREEMENT

  THIS AGREEMENT, made and entered into as of the 1st day of January, 2010, is by and between Intervest National Bank (hereinafter “Intervest”) and                                          (hereinafter “Executive”).

  WHEREAS, the Board of Directors of Intervest, recognizing the value of the experience and knowledge of the Executive to the business of Intervest, desires to retain the valuable services and business counsel of Executive, it being in the best interest of Intervest to arrange terms of employment for Executive so as to reasonably induce Executive to remain in his capacities with Intervest for the term of this Agreement; and

  WHEREAS, Executive is willing to provide services to Intervest in accordance with the terms and conditions hereinafter set forth;

  NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.        EMPLOYMENT. During Executive’s employment, Intervest agrees to employ Executive and Executive agrees to accept such employment and to perform such duties and functions as the Board of Directors of Intervest and/or Intervest’s officers as designated by the Board of Directors, may assign to Executive from time to time, but only administrative and managerial functions commensurate with Executive’s past experience and performance level. As directed by the Board of Directors, Executive shall perform such duties at the offices of Intervest in New York City.

2.        TITLE. Executive shall serve as                                          of Intervest.

3.        TERM OF EMPLOYMENT. Executive’s employment referred to in Section 1 hereof shall commence on January 1, 2010 and, subject to the termination provisions set forth below, shall end December 31, 2010, provided, however, that if (a) Executive advises Intervest in writing on or before September 1, 2010, of his desire to extend the term of this Agreement, and (b) Intervest communicates its consent to such extension in writing to Executive on or before September 30, 2010, then the Agreement shall continue upon the same terms and conditions for a further one year period until December 31, 2011, renewable by the parties from year to year thereafter pursuant to the same procedure described herein. If Intervest shall decide not to extend this Agreement, the denial shall not be construed as a termination pursuant to Section 5 below.

4.        ANNUAL COMPENSATION.

Base Salary. During Executive’s employment, Executive shall be paid an annual base salary (hereinafter “Base Salary”) which shall be paid in equal installments in accordance with Intervest’s normal pay practice, but not less frequently than monthly. Executive’s annual Base Salary shall be $                    . Any increases to the Base Salary during Executive’s employment are at the discretion of the Board of Directors of Intervest.

Additional Benefits. During Executive’s employment, Executive shall be entitled to participate fully in all health benefits, insurance programs, and other employee benefit and compensation programs available to officers of Intervest generally, as the same may be amended from time to time. The benefits shall be provided and maintained at a level not less than what is in effect at the time this Agreement is executed.

Reimbursement of Expenses. Throughout Executive’s employment, Executive shall be entitled to reimbursement for reasonable business expenses incurred by him in the performance of his duties, as approved from time to time by Intervest.

5.        TERMINATION.

For Cause. This Agreement may be terminated by Intervest without notice and without further obligation, other than for accrued and unpaid compensation, for any of the following reasons:

(a)        failure of Executive to follow reasonable directions or policies of the Board of Directors of Intervest or its Executive Committee; or

(b)        gross negligence or willful misconduct of Executive, materially damaging to the business of Intervest during Executive’s employment; or

(c)        conviction of the Executive during Executive’s employment of a crime involving breach of trust or moral turpitude.

Without Cause. Intervest may, upon thirty (30) days written notice to Executive, terminate this Agreement without cause at any time, provided that Executive shall be entitled to be paid through and including the effective date of termination.

6.        ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto regarding the employment of Executive, and supersedes and replaces all prior agreements and understandings, whether written or unwritten, relating thereto.

7.        ASSIGNMENT. Neither of the parties hereto may assign this Agreement without the prior written consent of the other party hereto.

8.        SEVERABILITY. Each section and subsection of this Agreement constitutes a separate and distinct understanding, covenant and provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

9.        GOVERNING LAW. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of New York.

10.        RIGHTS OF THIRD PARTIES. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

11.        AMENDMENT. This Agreement may not be amended orally, but only by an instrument in writing duly executed by the parties hereto.

12.        NOTICES. Any notice or other document or communication permitted or required to be given to Executive pursuant to the terms hereof shall be deemed given if personally delivered to Executive or sent to him postage prepaid, by registered or certified mail, at                                                               or such other address as to which Executive shall have notified Intervest in writing. Any notice or other document or communication permitted or required to be given to Intervest pursuant to the terms hereof shall be deemed given if personally delivered or sent to the Chairman of the Board, 1 Rockefeller Plaza, Suite 400, New York, New York 10020-2001, postage prepaid, by registered or certified mail or such other address as to which Intervest shall have notified Executive in writing.

13.        WAIVER. The waiver by either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of same or any other provision of this Agreement by the breaching party.

14.        TARP. Executive acknowledges that the parent company of Intervest is a party to a letter agreement with the United States Department of the Treasury in connection with that Department’s TARP Capital Purchase Program (the “Program”) and that Executive has executed a waiver in connection with such participation. Consistent with that waiver, Executive agrees that this Agreement shall be amended, without requirement for further action by Executive or Intervest, to the extent necessary to assure compliance with any regulations issued by the Department of the Treasury under the Program.

    IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

INTERVEST NATIONAL BANK

By:
Attest	Lowell S. Dansker, Chairman

EXECUTIVE:

Attest

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